UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                       BOTTOMLINE TECHNOLOGIES (DE), INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    101388106
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                    C/O GENERAL ATLANTIC SERVICE CORPORATION
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                               ------------------

                                 MARCH 26, 2003
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

101388106                                                          PAGE  2 OF 11


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES         7       SOLE VOTING POWER
     BENEFICIALLY OWNED
      BY EACH REPORTING                 -0-
         PERSON WITH            ------------------------------------------------
                                8       SHARED VOTING POWER

                                        3,156,700
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        3,156,700
--------------------------------------------------------------------------------
11       AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,156,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  19.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

101388106                                                          PAGE  3 OF 11


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners 74 L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES         7       SOLE VOTING POWER
     BENEFICIALLY OWNED
      BY EACH REPORTING                 -0-
         PERSON WITH            ------------------------------------------------
                                8       SHARED VOTING POWER

                                        3,156,700
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        3,156,700
--------------------------------------------------------------------------------
11       AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,156,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  19.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

101388106                                                          PAGE  4 OF 11


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GapStar, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES         7       SOLE VOTING POWER
     BENEFICIALLY OWNED
      BY EACH REPORTING                 -0-
         PERSON WITH            ------------------------------------------------
                                8       SHARED VOTING POWER

                                        3,156,700
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        3,156,700
--------------------------------------------------------------------------------
11       AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,156,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  19.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

101388106                                                          PAGE  5 OF 11


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES         7       SOLE VOTING POWER
     BENEFICIALLY OWNED
      BY EACH REPORTING                 -0-
         PERSON WITH            ------------------------------------------------
                                8       SHARED VOTING POWER

                                        3,156,700
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        3,156,700
--------------------------------------------------------------------------------
11       AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,156,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  19.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

101388106                                                          PAGE  6 OF 11


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Germany
--------------------------------------------------------------------------------
       NUMBER OF SHARES         7       SOLE VOTING POWER
     BENEFICIALLY OWNED
      BY EACH REPORTING                 -0-
         PERSON WITH            ------------------------------------------------
                                8       SHARED VOTING POWER

                                        3,156,700
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        3,156,700
--------------------------------------------------------------------------------
11       AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,156,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  19.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

101388106                                                          PAGE  7 OF 11


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAPCO Management GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Germany
--------------------------------------------------------------------------------
       NUMBER OF SHARES         7       SOLE VOTING POWER
     BENEFICIALLY OWNED
      BY EACH REPORTING                 -0-
         PERSON WITH            ------------------------------------------------
                                8       SHARED VOTING POWER

                                        3,156,700
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        3,156,700
--------------------------------------------------------------------------------
11       AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,156,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  19.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

101388106                                                          PAGE  8 OF 11

ITEM 1.  SECURITY AND ISSUER.

         This Amendment No. 3 ("Amendment No. 3") to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated January 17, 2002, as amended by Amendment No.1 thereto, dated March 14, 2003, and as amended by Amendment No. 2 thereto, dated March 21, 2003 ("Amendment No. 2"), with respect to the shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Bottomline Technologies (de), Inc., a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 325 Corporate Drive, Portsmouth, New Hampshire 03801. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Amendment No. 2.

ITEM 2.  IDENTITY AND BACKGROUND.

         Unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended by inserting the following at the end thereof:

         On March 24, 2003, the Purchasers consummated the purchase of 270,000 shares of Common Stock for an aggregate purchase price of $1,387,800 (the "First Tranche") as contemplated by the Stock Purchase Agreement. This Amendment No. 3 is being filed because on March 26, 2003, The Nasdaq Stock Market, Inc. ("Nasdaq") required the price per share paid by the Purchasers to be increased from $5.14 to $5.54. The Purchasers funded an incremental $108,000 to the Company on March 28, 2003. In addition, Nasdaq refused to grant the Nasdaq Approval. All of the incremental funds were obtained from contributions from partners of GAP 74, GAPCO II and KG, and available capital of GapStar.

ITEM 4.  PURPOSE OF TRANSACTION.

         Unchanged.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Unchanged.

ITEM 6. CONTRACT, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO THE ISSUER.

         Item 6 is hereby amended by inserting the following at the end thereof:

         As described in Item 3 above, on March 24, 2003, the Purchasers purchased an aggregate of 270,000 shares of Common Stock for an aggregate purchase price of $1,387,800 as contemplated by the Stock Purchase Agreement. On March 26, 2003, Nasdaq required the price per share paid by the Purchasers to be increased from $5.14 to $5.54. The Purchasers funded an incremental $108,000 to the Company on March 28, 2003.

101388106                                                          PAGE  9 OF 11


ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

         Exhibit 1: Agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

         Exhibit 2: Power of Attorney dated December 20, 2002 appointing Thomas J. Murphy Attorney-in-Fact for GAP.

         Exhibit 3: Power of Attorney dated December 20, 2002 appointing Thomas J. Murphy Attorney-in-Fact for GAPCO II.

101388106                                                          PAGE 10 OF 11


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED MARCH 28, 2003

                                   GENERAL ATLANTIC PARTNERS, LLC

                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GENERAL ATLANTIC PARTNERS 74, L.P.

                                   By:  General Atlantic Partners, LLC,
                                        Its general partner

                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GAPSTAR, LLC

                                   By:  General Atlantic Partners, LLC,
                                        Its sole member

                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GAP COINVESTMENT PARTNERS II, L.P.

                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GAPCO GMBH & CO. KG

                                   By:  GAPCO Management GmBH,
                                        Its general partner

                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Managing Director

101388106                                                          PAGE 11 OF 11


                                   GAPCO MANAGEMENT GMBH

                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Managing Director